EXHIBIT 23

CONSENT OF ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-156881) and on Form S-8 (File Nos. 333-156882 and 333-53600) of: (a) our report dated March 23, 2009, on the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006; and (2) our report dated March 23, 2009, on our audit of internal control over financial reporting of the MutualFirst Financial, Inc. as of December 31, 2008, which reports are included in MutualFirst Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BKD, LLP

Indianapolis, Indiana
May 15, 2009